EXHIBIT 10

                            DECHERT PRICE & RHOADS
                             1500 K STREET, N.W.
                            WASHINGTON, D.C. 20005


                                    November 15, 1996





St. Clair Funds, Inc.
480 Pierce Street
Birmingham, MI  48009

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares (the "Shares") of common stock of the St. Clair Liquidity Plus Money Market Fund (the "Fund"), a series of St. Clair Funds, Inc. (the "Company"), we have examined such matters as we have deemed necessary, and we are of the opinion that, as permitted by its Articles of Incorporation, and assuming that the Company or its agent receives consideration for such Shares in accordance with the provisions of its Articles of Incorporation, the Shares will be legally and validly issued, will be fully paid, and will be non-assessable by the Company.

            We hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 2- 91373) for the registration under the Securities Act of 1933 of an indefinite number of the Fund's Shares, and to the use of our name in the prospectus and statement of additional information contained therein, and any amendments thereto.

                                    Very truly yours,



                                    Dechert Price & Rhoads